Exhibit 4.11

LONG-TERM NOTES

CEMEX, S.A.B. DE C.V.

“CEMEX 26”

$5,500,000,000.00 (five billion five hundred million Pesos 00/100 National Currency)

By virtue of this security, Cemex, S.A.B. de C.V., (hereinafter, “Cemex” or the “Issuer” or the “Company”, indistinctly) undertakes to pay unconditionally in a single payment, at the location indicated below, the amount of $5,500,000,000.00 (five billion five hundred million Pesos 00/100 National Currency), plus the respective interest, precisely on February 13, 2031 or, if said day is a non-business day, the next Business Day (the “Expiration Date”).

This note covers 55,000,000 (fifty-five million) long-term notes, with a nominal value of $100.00 (one hundred Pesos 00/100 National Currency) each (the “Notes”).

This note is issued for administrative deposit with S.D. Indeval Institution for the Depósito de Valores, S.A. de C.V. (“Indeval”), justifying the holding of the Notes by said institution and the performance of all the activities that have been assigned to the institutions for the deposit of securities, and that in accordance with the applicable legislation they must be exercised by the institutions for the deposit of securities, with no further liability to Indeval than that established in the LMV (as such term is defined below).

Under the terms of Article 282 of the LMV, the Issuer determines that the Note does not have coupons attached, the certificates issued by Indeval, take their place, for all legal purposes.

The Notes of this Issue correspond to the type referred to in section I of article 62 of the LMV.

This Note is issued under the Program (as such term is defined below), which has been registered in the National Securities Registry under number 0021-4.15-2023-004, whose preliminary registration was authorized by the CNBV (as such term is defined below), by official letter number 153/5589/2023, dated October 2, 2023. The dissemination of the documentation corresponding to this Issuance has been authorized in terms of official letter number 153/4606/2026, dated February 16, 2026, issued by the CNBV. The Notes documented by this Note have been registered in the National Securities Registry under number 0021-4.15-2023-004-03.

I.	DEFINITIONS.

The following terms shall have the meaning indicated for each of them in this Note and are equally applicable in singular and plural:

“Total Consolidated Assets” means the total consolidated assets of the Issuer and its Subsidiaries that appear on its most recent consolidated balance sheet and are calculated in accordance with the IFRS.

“Operating Assets” means, on any determination date, any fixed and tangible assets owned by the Issuer or any of its Subsidiaries that constitute all or part of any plant producing cement or concrete, aggregate quarry, for milling, maritime terminal, or ground distribution center that is used in the ordinary course of business, including, without limitation, machinery and equipment, other than those assets that, individually or, in the case of a series of related operations, as a whole, are not of importance to the business or assets of the Issuer and its Subsidiaries considered jointly, in the understanding that no asset shall be considered an Operating Asset unless its net book value exceeds 3% (three percent) of the Total Consolidated Assets.

“Guarantors” means, initially, Cemex Concretos, S.A. de C.V., Cemex Corp., Cemex Operaciones México, S.A. de C.V., and Cemex Innovation Holding Ltd.; with the understanding that the Issuer shall have the right to release or replace any Guarantor, or include new guarantors, provided that after such release, addition or replacement takes effect, it fulfills the Minimum Endorsement, based on a certification from the secretary of the Issuer’s Board of Directors.

“Minimum Endorsement” means the Cemex Subsidiaries that are individually endorsers or guarantors (i) under the 2023 Credit Agreement, (ii) under the Debt incurred to refinance the 2023 Credit Agreement, or (iii) of 85% (eighty-five percent) of the unpaid and outstanding debt of the Issuer and its Restricted Subsidiaries.

“BMV” means the Bolsa Mexicana de Valores, S.A.B. de C.V.

“Cause of Early Maturity” has the meaning indicated in the “Cause of Early Maturity” section of this Note.

“Cemex” or the “Issuer” or the “Company” means indistinctly Cemex, S.A.B. de C.V., a company whose corporate purpose is to participate in commercial and civil companies, civil associations and in all kinds of domestic and foreign companies, through the subscription and/or acquisition of their shares, equity interests, assets and rights and through any means dispose of and carry out all kinds of acts and commercial contracts with respect to such shares, equity interests, assets and rights, and for the fulfillment of its corporate purpose, the Company may directly or indirectly through third parties, enter into or perform all kinds of acts, transactions and contracts of a civil, commercial, specialized works or services or of any other nature, that are pertinent, accessory, necessary or convenient for the effective achievement of its corporate purpose through the activities indicated below: (i) the manufacture, sale and purchase, distribution, transportation, import, export, industrial and commercial exploitation and use in general of cement, as well as any kind of construction materials; (ii) the production, distribution, import, export, supply, maquila, transportation, hauling, pumping, consignment, sale and purchase, deposit, intermediation, commission, exploitation, marketing and general industrial and commercial use of cement, concrete, mortar, clay, limestone, gypsum, shard, sand, gravel, iron ore, raw materials used in cement making, as well as any kind of construction materials in general; (iii) the sale, distribution, transportation, import, export, exploitation, use and industrial and commercial utilization of aggregates, ready-mixed concrete, its additives and components and, in general, all types of pieces and prestressed concrete objects, pre-concretes, tubes and construction materials, concrete blocks and precast concrete elements; (iv) the establishment of concrete, cement and asphalt manufacturing plants, with the facilities for obtaining and crushing aggregates, dosing and mixing thereof and hauling, and consolidation of its products; (v) own Exploration and/or Exploitation Mining Concessions, for the purpose of exploring and/or exploiting minerals or substances subject to the Mining Law in force, in accordance with the provisions of Article 11 of said law; (vi) be the holder of Ordinary and/or Extraordinary General Permits for the purchase, storage and consumption or purchase and consumption of explosive materials, for the construction industry and for the mining industry, in order to exploit the stone and mineral materials, respectively, in accordance with the provisions Articles 37 and 42 of the Federal Law of Firearms and Explosives; (vii) the transportation of merchandise and products in modality of general cargo, waste and/or hazardous materials and bulky and/or heavy weight materials, exploitation and use of the General Means of Communication (Vías Generales de Comunicación) or their services and related under the concessions or permits granted by the Federal Executive as applicable; or, through the concessions or permits that the Company receives in contribution, transfer or in right of its Partners and authorized by the competent authorities; (viii) the exploitation of specialized services of general cargo, waste and/or hazardous materials and bulky and/or heavy objects related to the concessions and permits granted by the authorities of the states of the country; (ix) the use of roads in general and their connection with other means of transport, through the Contracts that are entered into, in order to offer the user public an efficient and safe service; (x) the verification of official Mexican standards and serve as an approved and accredited inspection and verification unit to perform the procedures for evaluating the specifications and physical-mechanical and safety conditions for the operation of roads and bridges under the federal jurisdiction of motor transportation cargo, in compliance with Mexican official standards; (xi) the training and preparation of Drivers of the Federal Motor Carrier and Private Transport Service (Conductores del Servicio de Autotransporte Federal y Transporte Privado), (xii) the specialized workshop maintenance and repair service, as well as the sale of spare parts and technical equipment to third parties; (xiii) the manufacture, purchase, sale, import, export, maquila and marketing of bags, sacks and all types of containers of any material, as well as the raw materials necessary for this purpose; (xiv) the industrial and commercial use of wastewater through its treatment and reuse; (xv) the use, exploitation and utilization of public property, for the handling of fluids and the use of goods and the provision of port services that constitute the port operation under the terms of the Ports Law, classified as maneuvering services for the transfer of goods or merchandise, such as loading, unloading, stacking, storage, stowage and haulage within the port, by any of the modalities provided by such law, including, but not limited to, obtaining concessions, permits, authorizations and partial assignments of rights; (xvi) logistic services associated with the oil industry, as well as operation management of asphalt emulation plants; (xvii) the treatment and refining of Oil, the processing of Natural Gas and the export and import of Hydrocarbons and Petroleum, as well as the Transportation, Storage, Distribution, compression, liquefaction, decompression, regasification, commercialization and Public Expense of Hydrocarbons, Petroleum or Petrochemicals, including the construction, operation and exploitation of land areas, warehouses, ships, tanks, dry ports, marine terminals and facilities of any kind, for the management of petroleum and/or energy products, by any of the modalities provided by such law, including but not limited to, obtaining concessions, permits and/or authorizations, as appropriate, under the terms of Title Three of the Hydrocarbons Law; (xviii) the rendering of the Auxiliary Service for the Railway Freight Terminal, the Railway Auxiliary Service for transshipment and transfer of liquids, the Railway Auxiliary Service of railway equipment maintenance workshops and the provision of the transfer of liquids in any of its modalities; (xix) the establishment of navigation services, transport, passengers and cargo, between the ports of the country and abroad, if necessary, the acquisition of boats for the aforementioned purposes and the operation of docks, shipyards and any other necessary construction or work for the initiation and development of its services; (xx) the obtaining of concessions, permits, subsidies and legal franchises related to any of the activities of its corporate purpose and acquiring by any legal title, including by concession of public power, direct ownership over lands, waters or their accessions and exploiting them, whether for irrigation, to generate driving force or for industrial objects; (xxi) the manufacture, sale, distribution, lease, import, export, transportation, supply, assembly, transport, loading, consignment, sale, deposit, mediation, commission, exploitation, commercialization and industrial and commercial use in general of all types of products allowed by the laws and in general, all kinds of domestic or foreign goods or merchandise, either as raw material, semi-finished products and perform with them trade acts in any form on their own or by third parties; (xxii) the rendering of handling, storage and custody of foreign goods services, either owned by the Company or by third parties with whom the Company enters into an agreement; (xxiii) the private transportation of goods owned by the Company or related to their activities, as well as of persons related to the same purpose, without involving the provision of federal public transportation in any of its forms; (xxiv) the operation as a shipping company and performance of all activities related to its operation and carrying out all the formalities before the competent authorities to obtain the proper permits; (xxv) the acquisition, lease, charter and enter into any type of contract with foreign and Mexican vessels as well as registering and obtaining the Mexican flag for the vessels that may require it; (xxvi) to act as consignee agent for vessels and perform all activities related to the operation as such; (xxvii) the manufacture, sale, distribution, lease, import, export, exploitation and overall development of all types of industrial and commercial equipment, machinery, tools, spare parts and parts, motor carriers and any articles or commercial items; (xxviii) the exploitation of the various engineering branches in all its aspects either pure or applied, as well as projects and construction works; (xxix) the execution of contracts for construction, design, engineering, and supply of technical and professional services, the development of architectural projects, installation of technical and mechanical infrastructure, and any other applications necessary, convenient or conducive to the development and prosperity of the Company, including participating in competitions, public or private bids or offers either national or international; (xxx) to acquire, sell, manage, lease or receive in lease or sublease, give or receive on loan, exchange, encumber in any way, exploit, affect or be a custodian in trust and, in general, enter into any legal act that involves acquiring, transferring or guaranteeing the rights of ownership or possession of all real or personal types of property, as deemed necessary or convenient for the development and prosperity of the Company, or to directly or indirectly support the development of the Company; (xxxi) to decorate, manage and operate in any manner all kinds of buildings, factories, warehouses, houses and apartments on their own or through third parties; (xxxii) to provide and receive any type of technical, administrative, sales, advertising, monitoring, technical assistance, consultation and advice services on industrial, tax, accounting, commercial, financial, and any other type of matters; (xxxiii) to request, obtain, buy, lease, assign or otherwise acquire or dispose of trademarks, trade names, copyrights, patents, inventions and processes, know-how and, in general, intellectual and industrial property rights, as well as licenses over them; (xxxiv) to enter into or agree on agency operations, mediation, technical assistance, professional services, consulting, distribution, supply, leasing and factoring, brokerage and generally all kinds of contracts or agreements involving services to or for third parties, as a result of the obligations or duties incurred by virtue of entering into the contracts in this section; (xxxv) to give or take money on loan, secured or unsecured, including the issuance of debt securities in public or private sale that represent loans with the investing public; (xxxvi) to issue, draw, sign, accept, endorse, guarantee and enter into any type of commercial or legal transaction, regarding negotiable instruments, with national or foreign credit institutions, as well as agents and securities intermediaries, in investment companies and auxiliary credit organizations and in any organization, corporation or association, any and all types of transactions necessary or convenient for the fulfillment of its corporate purpose, including entering into repurchases, loans, trusts, mandates, agencies or any contract or agreement either for the purpose of investing its resources, to obtain financing, or where appropriate, to affect, transmit or to pledge the negotiable instruments referred to in this section; (xxxvii) to grant guarantees, bonds and, in general, guarantee, including with pledges and mortgages, obligations incurred on behalf of third parties, with or without consideration; and (xxxviii) to render the Comprehensive Logistics and Supply Chain Service.

“Sole Circular” means the provisions of a general nature applicable to securities issuers and other securities market participants, issued by the Secretariat of Finance and Public Credit, through the CNBV, published in the Official Gazette of the Federation on March 19, 2003, as they have been and are amended.

“Notes” has the meaning attributed to it in the second paragraph of this security.

“Additional Notes” has the meaning attributed to it in the section “Increase in the Number of Notes” of this security.

“Original Notes” has the meaning attributed to it in the section “Increase in the Number of Notes” of this security.

“CNBV” means the National Banking and Securities Commission.

“Global Comptroller” means the figure who performs functions equivalent to those of a Comptroller Director within the organizational structure of Cemex.

“2023 Credit Agreement” means the credit agreement, dated October 29, 2021, entered into by and between the Issuer, as a borrower, Citibank, N.A. as an administrative agent, ING Capital LLC as a sustainability structuring agent, BofA Securities Inc., BNP Paribas, Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A. as placement agents and joint lead coordinators, and the other creditors that are part of it, amened on October 30, 2023, and as amended and/or restated from time to time.

“2024 Credit Agreement” means the credit agreement, dated October 7, 2022, entered into by and between the Issuer, as borrower, BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México, as administrative agent and sustainability structuring agent, BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México, BNP Paribas, Citigroup Global Market, Inc. and Mizuho Bank Ltd., New York Branch, as placement agents and joint lead coordinators, and the other creditors forming a part thereof, as amended an restated on April 11, 2024, and as modified and/or restated from time to time.

“Debt” has the meaning attributed to it in the “Obligations To Give, To Do and Not To Do of the Issuer and Guarantors” section of this Note.

“Business Day” means any day, other than Saturday or Sunday, or legal holiday, on which full-service banking institutions must keep their offices open to the public, according to the calendar published periodically by the CNBV.

“Dollar” or “USD” means dollars, legal tender in the United States of America.

“Issue” means the issuance of the Notes covered by this Note, to which the ticker CEMEX 23L was assigned.

“EURIBOR” has the meaning attributed in the section “Use of Proceeds” of this Note.

“Euro” or “€” means Euros, legal tender for European Union member states that have adopted a single legal tender in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union.

“Annual Gross Interest Rate Determination Date” has the meaning attributed to such term in the “Interest Rate and Interest Calculation Method” section of this Note.

“Date of Issue” means February 19, 2026.

“Interest Payment Date” has the meaning attributed to such term in the “Interest Payment Frequency” section of this Note.

“Maturity Date” means February 13, 2031.

“Guarantee” has the meaning attributed to it in the “Obligations To Give, To Do and Not To Do of the Issuer and Guarantors” section of this Note.

“Encumbrance” or “Encumbrances” means, with respect to any asset, any mortgage, pledge, usufruct, deposit, charge, preference or any other security of any kind or nature, including any conditional purchase and sale or with reservation of ownership.

“Permitted Encumbrances” has the meaning attributed to it in the “Obligations To Give, To Do and Not To Do of the Issuer and Guarantors” section of this Note.

“Indeval” means the S.D. Indeval Institution for Depósito de Valores, S.A. de C.V.

“Debt Instrument” has the meaning attributed in the section “Use of Proceeds” of this Note.

“LGTOC” means the General Law of Credit Securities and Operations.

“LMV” means the Securities Market Act.

“Mexico” means the United Mexican States.

“Total Authorized Amount of the Program” means up to $20,000,000,000.00 (twenty billion Pesos 00/100 National Currency) or its equivalent in UDIs (unidad de inversión investment units).

“IFRS” means (i), with respect to the Issuer, the “International Financial Reporting Standards” issued by the International Accounting Standards Board, and (ii) with respect to the Guarantors, the generally accepted accounting principles applicable in the corresponding jurisdiction, in both cases, as in effect on the Date of Issue; on the understanding that the Issuer may choose, irrevocably, that in both cases such accounting principles will begin to be applied as they are in force at any time after the Date of Issue (and no longer as they were in force on the Date of Issue). The Issuer shall notify such choice to the Common Representative and the election shall take effect from such notice.

“Notes” has the meaning attributed to it in the “Use of Proceeds” section of this Note.

“Interest Period” has the meaning attributed to such term in the “Interest Payment Frequency” section of this Note.

“Pesos” means the legal currency in Mexico.

“Program” means the long-term revolving securities program, for an amount of up to $20,000,000,000.00 (twenty billion Pesos 00/100 National Currency) or its equivalent in UDIs, authorized by means of official letter number 153/5589/2023, dated October 2, 2023. During the term of the Program, such issuances of notes may be made as determined by the Issuer, provided that it does not exceed the Total Authorized Amount of the Program.

“Common Representative” means Banco Multiva, S.A., Institución de Banca Múltiple, Grupo Financiero Multiva whose institution serves as common representative of the Holders.

“SEDI” means the electronic information sending and dissemination system maintained by the BMV called “EMISNET”.

“Overrate” has the meaning attributed to such term in the “Interest Rate and Interest Calculation Method” section of this Note.

“SOFR” has the meaning attributed in the section “Use of Proceeds” of this Note.

“STIV-2” means Securities Information Transfer System 2.

“Subsidiary” means any company or entity of any nature in respect of which the Issuer, directly or indirectly, (i) owns 50% (fifty percent) or more of its capital or of the securities representative of its capital or voting rights; or (ii) controls the administration by any means or cause.

“Restricted Subsidiaries” means any Subsidiary of the Issuer that owns Operating Assets.

“Annual Gross Interest Rate” has the meaning attributed to such term in the “Interest Rate and Interest Calculation Method” section of this Note.

“Reference Interest Rate” or “Average Funding TIIE” has the meaning attributed to such term in the “Interest Rate and Interest Calculation Method” section of this Note.

“Observation Period” has the meaning attributed to such term in the “Interest Rate and Interest Calculation Method” section of this Note.

“Substitute Rate” has the meaning attributed to such term in the “Interest Rate and Interest Calculation Method” section of this Note.

“Holders” means the legitimate holders of the outstanding Notes.

“Funding TIIE” has the meaning attributed to such term in the “Interest Rate and Interest Calculation Method” section of this Note.

“UDIs” means the Investment Units whose value in Pesos is published by the Banco de México in the Official Gazette of the Federation.

“Nominal Value” means $100.00 (one hundred Pesos 00/100 National Currency) for each Note.

“Adjusted Nominal Value has the meaning attributed to such term in the “Voluntary Early Redemption” section of this Note.

II.	SOME FEATURES OF THE NOTES.

Issue Number under the Program:	Third Issue.

Total Amount of the Issuance:	Up to $5,500,000,000.00 (five billion five hundred million Pesos 00/100 National Currency).

Validity Period of the Notes:	1,820 (one thousand eight hundred twenty) days, counted from the Date of Issue, equivalent to approximately 5 (five) years.

Date of Issue of Notes:	February 19, 2026.

Date of Maturity:	February 13, 2031.

III.	INTEREST RATE AND INTEREST CALCULATION METHOD.

As of the Date of Issue, as applicable, and provided they are not fully redeemed, the Notes shall accrue a gross annual interest on their nominal value or, if applicable, over their Adjusted Nominal Value, at an annual gross interest rate referred to in the following paragraph.

The annual gross interest rate (the “Annual Gross Interest Rate”) will be calculated by adding 0.70% (cero point seventy) percentage points (the “Surcharge”) to the result, rounded up to two decimal points, of multiplying the resulting factors of adding: (i) 1 (one) or more (ii) the denominated rate Interbank Equilibrium Interest Rate at a Business Day (the “Funding TIIE”), corresponding to each calendar day elapsed between (A) (i) the Business Day prior to the Issue Date (including) or (ii) the second Business Day prior to the Interest Payment Date of the immediately preceding Interest Period (excluding), as applicable, and (B) the Second Business Day prior to the Interest Payment Date of the corresponding Interest Period (including) (the “Observation Period”), in accordance with the formula set forth in this Note (the “Reference Interest Rate” or “Average Funding TIIE”). The calculation of the Average Funding TIIE will use the Funding TIIE of the immediately preceding Business Day for those non-business days within the corresponding Observation Period. The Funding TIIE will be calculated and published by the Banco de México by the mass communication media to be determined thereby or through any other electronic, computer or telecommunication means, including the Internet, authorized for this purpose by said Banco de México.

In the event that the Funding TIIE ceases to exist or be published, the Common Representative will use as a substitute reference rate to determine the Annual Gross Interest Rate of the Notes the rate that the Banco de México determines as a substitute rate of the Funding TIIE (the “Substitute Rate”).

The Common Representative will use the following formula to determine the Reference Interest Rate or the capitalized Substitute Rate:

Where:

TRj  =  Average Funding TIIE of the Reference Interest Rate applicable to the corresponding Interest Period.

TFi  =  Funding TIIE of the Substitute Rate corresponding to the i-th day of each of the calendar days that effectively elapsed in the corresponding Observation Period.

Nj   =  Number of effectively elapsed days in the Observation Period.

The Surcharge shall be added to the Reference Interest Rate (TRj) to obtain the Annual Gross Interest Rate.

The Common Representative shall calculate the interest accrued on the Notes no later than the Business Day prior to the Interest Payment Date of each Interest Period (the “Annual Gross Interest Rate Determination Date”), in accordance with the provisions of the section “Interest Payment Frequency” of this Note, calculated from the beginning of each Interest Period and which shall apply precisely during that Interest Period.

Ordinary interest accrued by the Notes will be calculated from their Date of Issue and at the beginning of each Interest Period, as applicable, and the calculations to determine the rate and the amount of interest payable shall include the calendar days effectively elapsed on each Interest Period until the corresponding Interest Payment Date. Calculations will be made by rounding to the hundredths.

Ordinary interest accrued by the Notes will be settled in the manner indicated in the section “Interest Payment Frequency” of this Note.

To determine the amount of ordinary interest payable on each Payment Date, the Common Representative will use the following formula:

Where:

I	=	Gross interest for the corresponding Interest Period.

VN	=	Nominal Value or, if applicable, Adjusted Nominal Value of the outstanding Notes.

TB	=	Annual Gross Interest Rate, on the understanding that it will be expressed as a number and not as a percentage.

NDE	=	Number of calendar days effectively elapsed on the Interest Period until the corresponding Interest Payment Date.

The Annual Gross Interest Rate calculated by the Common Representative on the Annual Gross Interest Rate Determination Date, which will apply precisely during that Interest Period, will not undergo changes during that period.

The Common Representative shall, no later than 1 (one) Business Day prior to the corresponding Interest Payment Date, notify the Issuer in writing (which may be via email), and the CNBV, Indeval, and BMV, in writing or through the means they determine (including EMISNET), or through any other electronic computing or telecommunications means, including the internet, authorized for this purpose by said institutions, the amount of interest payable, the Gross Annual Interest Rate applicable in that period and, where applicable, the principal amount payable on the Notes, as well as the Nominal Value or Adjusted Nominal Value for each Note.

In the event that during any Interest Period, the Adjusted Nominal Value of the Notes is amended due to one or more early redemptions of the Notes, the calculations made by the Common Representative in accordance with the provisions of the Note must consider (i) the different Adjusted Nominal Values of the Notes that have taken place during said Interest Period, and (ii) the number of days applicable to each of said Adjusted Nominal Values of the Notes.

The Notes will no longer accrue interest as of the indicated payment date, provided that the Issuer has constituted the deposit of the redemption amount and, where appropriate, the corresponding interest, in the offices of Indeval no later than 11:00 a.m. on that day.

In the event that any interest payment is not paid in full, Indeval shall not be obliged to deliver the receipt corresponding to said payment, until it is fully paid; in any case, Indeval shall not be liable if it does not deliver the receipt corresponding to said payment, in the event that the payment is not fully paid.

This Note will be deposited with Indeval. Under the terms of Article 282 of the LMV, the Issuer determines that the title does not have attached coupons, taking the place of these, for all legal purposes, the certificates issued by Indeval.

The Issuer is not obliged to pay additional amounts with respect to withholding taxes or any equivalent tax, applicable in relation to the payments it makes with respect to the Notes, with the understanding that Indeval will not intervene or be responsible for determining or calculating any payment derived from this Note, or make any type of payment other than the payment of principal and ordinary interest derived from the Issue.

IV.	INTEREST PAYMENT FREQUENCY.

The ordinary interest that the Notes accrue shall be settled every 28 (twenty-eight) days, in accordance with the calendar indicated in this Note documenting this Issuance and reproduced below, during the term of the Issuance, against the delivery of the proofs that the Indeval has issued.

The first interest payment will be made precisely on March 19, 2026.

PERIOD	START DATE	INTEREST PAYMENT DATE
1	February 19, 2026	March 19, 2026
2	March 19, 2026	April 16, 2026
3	April 16, 2026	May 14, 2026
4	May 14, 2026	June 11, 2026
5	June 11, 2026	July 9, 2026
6	July 9, 2026	August 6, 2026
7	August 6, 2026	September 3, 2026
8	September 3, 2026	October 1, 2026
9	October 1, 2026	October 29, 2026
10	October 29, 2026	November 26, 2026
11	November 26, 2026	December 24, 2026
12	December 24, 2026	January 21, 2027
13	January 21, 2027	February 18, 2027
14	February 18, 2027	March 18, 2027
15	March 18, 2027	April 15, 2027
16	April 15, 2027	May 13, 2027
17	May 13, 2027	June 10, 2027
18	June 10, 2027	July 8, 2027
19	July 8, 2027	August 5, 2027
20	August 5, 2027	September 2, 2027
21	September 2, 2027	September 30, 2027
22	September 30, 2027	October 28, 2027
23	October 28, 2027	November 25, 2027
24	November 25, 2027	December 23, 2027
25	December 23, 2027	January 20, 2028
26	January 20, 2028	February 17, 2028
27	February 17, 2028	March 16, 2028
28	March 16, 2028	April 13, 2028
29	April 13, 2028	May 11, 2028
30	May 11, 2028	June 8, 2028
31	June 8, 2028	July 6, 2028
32	July 6, 2028	August 3, 2028
33	August 3, 2028	August 31, 2028
34	August 31, 2028	September 28, 2028
35	September 28, 2028	October 26, 2028
36	October 26, 2028	November 23, 2028
37	November 23, 2028	December 21, 2028
38	December 21, 2028	January 18, 2029
39	January 18, 2029	February 15, 2029
40	February 15, 2029	March 15, 2029
41	March 15, 2029	April 12, 2029
42	April 12, 2029	May 10, 2029
43	May 10, 2029	June 6, 2029
44	June 7, 2029	July 5, 2029
45	July 5, 2029	August 2, 2029
46	August 2, 2029	August 30, 2029
47	August 30, 2029	September 27, 2029
48	September 27, 2029	October 25, 2029
49	October 25, 2029	November 22, 2029
50	November 22, 2029	December 20, 2029
51	December 20, 2029	January 17, 2030
52	January 17, 2030	February 14, 2030
53	February 14, 2030	March 14, 2030
54	March 14, 2030	April 11, 2030
55	April 11, 2030	May 9, 2030
56	May 9, 2030	June 6, 2030
57	June 6, 2030	July 4, 2030
58	July 4, 2030	August 1, 2030
59	August 1, 2030	August 29, 2030
60	August 29, 2030	September 26, 2030
61	September 26, 2030	October 24, 2030
62	October 24, 2030	November 21, 2030
63	November 21, 2030	December 19, 2030
64	December 19, 2030	January 16, 2031
65	January 16, 2031	February 13, 2031

In the event that any interest payment date in terms of this Note is a non-Business Day, payment will be made on the next Business Day, without the foregoing constituting a breach by the Issuer; the interest payment must be made based on the number of calendar days actually elapsed until the corresponding interest payment date (each, an “Interest Payment Date”) and, as a result, the next Interest Period will be decreased by the number of days the previous Interest Period has been increased.

The first Interest Period shall commence on the Date of Issue and shall end on (but shall not include) the first Interest Payment Date; each subsequent Interest Period shall commence on each Interest Payment Date and shall end on (but shall not include) the next Interest Payment Date (each, an “Interest Period”).

Failure to pay interest in a timely manner may result in the early maturity of the entire Issue of the Notes in accordance with the provisions of the “Causes of Early Maturity” section of this Note, and for this reason will be in default from that moment, making the payment obligations enforceable by the Issuer.

V.	PRINCIPAL REDEMPTION .

The principal on the Notes will be paid by a single payment at their Nominal Value or, if applicable, at their Adjusted Nominal Value, on the Maturity Date, upon delivery of the certificates issued by Indeval at the time by electronic transfer through Indeval. In the event that the Maturity Date is a non-Business Day, the redemption will be made on the immediately following Business Day, without the foregoing being considered a breach. The Common Representative must inform the CNBV through the STIV-2 (or the means it determines), the BMV through the SEDI (or the means it determines) and Indeval in writing (or through the means it determines), no later than the Business Day prior to the Maturity Date, of the amount of the corresponding redemption in Pesos.

VI.	VOLUNTARY EARLY REDEMPTION.

The Issuer shall have the right to redeem in advance, in whole or in part, the Notes, on any date prior to the Maturity Date, at a price equal to the Early Redemption Price (as defined below), plus accrued and unpaid interest on the principal of the Notes subject to full or partial redemption, as the case may be, on the date of early redemption.

In the event that the Issuer decides to redeem the Notes in advance in accordance with the foregoing, the Issuer shall notify the Common Representative in writing of its intention to make the voluntary early redemption of the Notes at least 7 (seven) Business Days in advance of the date on which said voluntary early redemption will be carried out. The Common Representative shall report the Issuer’s decision to exercise said right and the amount of the redemption to the CNBV through STIV-2, the BMV through SEDI, and Indeval (or by the means determined thereby) in writing at least 6 (six) Business Days in advance of the date on which it intends to redeem the Notes in advance.

In the event that the Issuer exercises its right to redeem the Notes in advance, the Issuer shall pay the Holders an amount equal to the amount resulting greater between: (a) 100% (one hundred percent) of the Nominal Value or Adjusted Nominal Value, as the case may be, of the Notes to be redeemed in advance, and (b) the clean price of the Notes to be redeemed in advance, calculated using the arithmetic average of the last 30 (thirty) business days prior to the date in which the Common Representative must publish the information of the total or partial early redemption, of the Notes, provided by the Proveedor Integral de Precios, S.A. de C.V. (PIP) and Valuación Operativa y Referencias de Mercado, S.A. de C.V. (VALMER) (for such purposes, and the Issuer shall provide such information to the Common Representative) multiplied by the amount of principal to be redeemed divided by the unpaid balance of the Notes (such amount, the “Early Redemption Price”). In any case, in addition to the Early Redemption Price, the Issuer shall pay the Holders the interest accrued and unpaid on the principal of the Notes at the date of early redemption.

The Common Representative will calculate the Early Redemption Price based on the arithmetic average of the information provided by PIP and VALMER to the Issuer and by the latter to the Common Representative, making it known to the CNBV through the STIV-2, BMV through the SEDI and Indeval in writing or by the means determined by them, at least 1 (one) Business Day before the Early Redemption Date.

In the event that the Issuer decides not to exercise its right with respect to early redemption, it must notify the Common Representative, the CNBV through STIV-2, the BMV through SEDI and the Indeval in writing (or through the means they determine) at least 2 (two) Business Days prior to the Early Redemption Date, without the foregoing being considered a default under the Note. In the event that the Issuer does not notify the Common Representative in accordance with the foregoing, the expenses incurred by the Common Representative with respect to such change shall be borne by the Issuer.

In the event that the Issuer exercises its right to partially redeem the Notes, once the partial payment of the Notes has been made by the Issuer, Indeval shall pay pro rata between the Holders and the Common Representative shall calculate the adjusted nominal value of each outstanding Note (the “Adjusted Nominal Value”), which will be the result obtained from dividing the result of subtracting (i) from the Nominal Value or Adjusted Nominal Value of the totality of the Notes calculated at the time prior to early redemption, (ii) the amount of partial redemption, between (iii) the number of outstanding Notes.

In any case, in addition to the Early Redemption Price, the Issuer shall pay the Holders the accrued and unpaid interest on the principal of the Notes on the date of early redemption. The Early Redemption Price shall in no event be less than 100% of the Nominal Value of the Notes as of the date of early redemption.

The Common Representative shall inform the CNBV, BMV and Indeval, in writing or by the means determined by them, of the Early Redemption Price, together with the information used to calculate it, 1 (one) Business Day prior to the early redemption date.

In the event that the Issuer exercises its right to partially redeem the Notes, once the partial payment of the Notes by the Issuer has been made, the payment must be paid pro-rata between the Holders and calculate the new Nominal Value of the Notes.

VII.	DEFAULT INTEREST.

In the event of default in the payment on the principal of the Notes, in lieu of the Annual Gross Interest Rate, default interest will accrue on the outstanding principal of the Notes at the Annual Gross Interest Rate applicable during each period in which the default occurs and continues, plus 2 (two) percentage points. Default interest will be payable on demand from the date on which the default occurs and until the principal amount has been fully paid, calculated on the basis of 360 days and for the days in default actually elapsed.

The amount owed for default interest must be paid at the domicile of the Issuer or the Common Representative, as the case may be, and in the same currency as the principal amount.

VIII.	DEFAULT IN THE PAYMENT OF PRINCIPAL AND INTEREST.

In the event that the Issuer does not make the timely payment of the principal and ordinary interest of the Notes on the corresponding payment date, the Common Representative, without prejudice to the rights that the Holders may individually exercise, will exercise the corresponding collection actions within 5 (five) Business Days following the date on which the payment should have been made, unless the general Meeting of Holders decides otherwise.

IX.	PLACE AND FORM OF PAYMENT OF PRINCIPAL AND INTEREST.

The principal and interest accrued by the Notes will be paid on the day of their maturity and on each payment date respectively, by electronic transfer of funds, through Indeval, whose offices are located at Avenida Paseo de la Reforma No. 255, 3er Piso, Col. Cuauhtémoc, 06500, Mexico City, or at any other address where the future Indeval is established, against the certificates or certifications issued for such purposes by said institution, or, where appropriate, at the offices of the Issuer located at Avenida Ricardo Margáin Zozaya No. 325, Colonia Valle Campestre, San Pedro Garza García, N.L., C.P. 66265. The amount owed for default interest must be paid at the offices of the Issuer or the Common Representative, as notified to the Holders.

X.	INCREASE IN THE NUMBER OF NOTES.

Subject to market conditions, the Issuer shall have the right to issue and publicly offer additional Notes (the “Additional Notes”) to the notes originally issued under the corresponding security (the “Original Notes”). The Additional Notes (i) shall be deemed to form part of the Issuance of the Original Notes (for which reason, among other things, they will have the same ticker assigned by the BMV) and (ii) will have the same terms and conditions as the Original Notes (including, but not limited to, Maturity Date, Annual Gross Interest Rate and, if applicable, Adjusted Annual Gross Interest Rate, Nominal Value or Adjusted Nominal Value of each Note, obligations to do and not to do and Causes of Early Maturity, if applicable). The additional notes will accrue interest from the date of their Issuance at the rate applicable to the Original Notes.

By virtue of the acquisition of Original Notes, it will be understood that the Holders have consented to the Issuer issuing Additional Notes, so the Issuance and public offer of the Additional Notes will not require the authorization of the holders of the Original Notes. The Issuance of Additional Notes shall be subject to the following:

(a) The Issuer may issue and publicly offer Additional Notes provided that (i) the ratings of the Additional Notes are the same or higher than the ratings granted to the Original Notes and that the latter ratings do not decrease (either as a result of the increase in the number of outstanding Notes or for any other reason) and (ii) the Issuer is up to date in the fulfillment of its obligations (including the obligations to do and not do, if applicable), or there is or may be no Cause of Early Maturity (as a result of the issuance of additional notes), in accordance with the Original Notes.

(b) The maximum amount of Additional Notes that the Issuer may issue and publicly offer, in addition to the amount of the outstanding Issues (including the Issue of the Original Notes), may not exceed the Total Authorized Amount of the Program.

(c) On the date of issuance of the Additional Notes, the Issuer shall redeem the Note deposited in Indeval representing the Original Notes, or, where appropriate, the Common Representative of the Holders of the Notes, by written notice given by the Issuer to Indeval 6 (six) Business Days in advance of the corresponding redemption, for a new note that covers the Original Notes, plus the additional notes, and deposit said note with Indeval. Said note shall only record the amendments that are necessary to reflect the Issuance of the Additional Notes, that is, (i) the total amount of the Issue, (ii) the total number of Notes covered by the Note (which shall be equal to the number of Original Notes, plus the number of additional notes), (iii) the Date of Issue (which shall be the date of Issue of the Additional Notes), and (iv) the term of the Issue, the term of which shall be equal to the term that exists between the date of Issue of the Additional Notes and the Maturity Date of the Original Notes, by virtue of the Maturity Date of said note being the same Maturity Date as that of the Original Notes.

(d) The date of issue of the Additional Notes may or may not coincide with the date on which any of the interest periods under this Note that documents the Original Notes begin. The price of the Additional Notes must reflect the interest accrued from the date on which the current Interest Period begins, on the understanding that the Original Notes continue to accrue interest in the Interest Period that is in force on the date of issuance of the Additional Notes and the Additional Notes will accrue interest from the date on which the Interest Period in force of the Original Notes begins.

(e) Neither the Issuance of the Additional Notes nor the increase in the outstanding amount of the Original Notes derived therefrom shall constitute novation.

(f) The Issuer may make various Additional Note issues on any particular original Note Issue.

(g) Additional Notes may be placed at a price other than their Nominal Value, depending on the market conditions.

XI.	OBLIGATIONS TO GIVE, DO AND NOT DO OF THE ISSUER AND THE GUARANTORS.

Unless the Holders of the majority of the Notes authorize otherwise in writing, from the date hereof and until the Notes are paid in full, the Issuer and the Guarantors (only with respect to section number (1), subsections (a) and (b) of section number (6) y section number (10)) undertake to comply with the following:

(1) Payments. Pay the principal and interest in accordance with the provisions of the “Interest Payment Frequency” and “Principal Redemption” sections of this Note.

(2) Internal Financial Statements. Deliver to the Common Representative on a quarterly basis, no later than within 5 (five) Business Days after the dates indicated in Article 33 of the Sole Circular or any other provision applicable or that replaces it, a copy of the Issuer’s unaudited internal consolidated basic financial statements at the end of each of the first three quarters of each year, that for these purposes comprise the balance sheet, income statement and cash flow, which must be prepared in accordance with the IFRS and must be accompanied by a certification signed by the Global Comptroller or Treasurer of the Issuer, in which they declare that the financial statements to which said certification relates are the Issuer’s unaudited internal consolidated basic financial statements.

(3) Audited Financial Statements. Deliver to the Common Representative on an annual basis, no later than 5 (five) Business Days after the dates indicated in Article 33 of the Sole Circular or any other applicable provision or that replaces it, a complete copy of the Issuer’s annual consolidated financial statements, including the balance sheet, income statement and statement of change in financial position, prepared in accordance with the IFRS and audited by the Issuer’s external auditors.

(4) Other Reports.

(a) Inform the Common Representative in writing, within 10 (ten) Business Days after the Issuer becomes aware of any event that constitutes a Cause of Early Maturity under this Note.

(b) The Issuer delivers to the Common Representative the information and documentation necessary to verify compliance with the Issuer’s obligations in terms of section II of Article 68 of the Sole Circular, except for those obligations of an accounting, fiscal, labor, administrative and other nature of the Issuer, which are not directly related to the payment of the Notes, including a note within 10 (ten) Business Days following the date on which the Issuer’s financial statements for the first 3 (three) quarters and the annual audited financial statements are disclosed, respectively, signed by the Issuer, indicating compliance with the obligations contained in this section “Obligations To Give, To Do and Not To Do of the Issuer and the Guarantors” as of the date of said financial statements.

(5) Use of Resources derived from the Issue; Registration of Notes.

(a) Use the resources derived from the placement of the Notes for the purposes stipulated in this Note.

(b) Maintain the registration of the Notes in the National Securities Registry of the CNBV and on the list of securities of the BMV.

(6) Legal Existence, Accounting and Prevailing Line of Business.

(a) Maintain its legal existence and that of the Guarantors and maintain itself and maintain them as a going concern, except as permitted in section (9) “Mergers, sales of assets” below.

(b) Maintain its accounting and that of the Guarantors in accordance with IFRSs.

(c) Maintain, through the usual development of business, its prevailing line of business and that of its consolidated subsidiaries considered as a whole.

(7) Priority of Payments. Do what is necessary so that its obligations under the Notes are direct and unsecured obligations of the Issuer and that they have the same priority of payment, in the case of commercial bankruptcy, as its other direct and unsecured obligations, except for the preferences established by operation of law.

(8) Limitations on Encumbrances. The Issuer shall not, and shall not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to contract, grant, assume or permit the constitution of any Encumbrance on Operating Assets to secure the payment of Debt, except (i) in the case of Permitted Encumbrances or (ii) that simultaneously to the creation of any Encumbrance on Operating Assets to guarantee the payment of Debt, (a) if the Encumbrance is granted on Operating Assets of the Issuer or any Restricted Subsidiary other than Guarantor, only for as long as such Encumbrance remains, an Encumbrance is granted on the same Operating Asset that guarantees the obligations under the Notes, and (b) if the Encumbrance is granted on Operating Assets of a Restricted Subsidiary that is a Guarantor, only for as long as such Encumbrance remains, an Encumbrance is granted on the same Operating Asset that guarantees at least, in the same way and priority, its obligations under the Notes.

“Debt” means, with respect to any person, unduplicated, (i) any borrowed money obligations, (ii) any obligations represented by bonds, notes, obligations, promissory notes or other similar instruments, including perpetual notes or bonds, obligations or similar instruments, regardless of the maturity date, (iii) all obligations for financial leases or any other lease that is recognized as a financial liability under the IFRS; (iv) to the extent of reimbursement obligations with respect thereto, all obligations issued or assumed as a deferred purchase price of a property, all conditional sales obligations and all payment obligations under any ownership retention agreement (but excluding accounts payable and other accrued liabilities accounted for as current liabilities (in accordance with the IFRS) arising in the ordinary course of business), (v) reimbursement obligations with respect to letters of credit, or similar credit transactions, and (vi) all obligations under hedging contracts or other derivatives, on the understanding that “Debt” does not include obligations of the type described in subsections (i) to (vi) above due between the Issuer and its Subsidiaries or between the Subsidiaries of the Issuer.

“Guarantee” means any obligation, contingent or not (including an endorsement), of any person directly or indirectly securing another person’s Debt, contingently or otherwise, or which has been assumed for the purpose of otherwise securing the creditor of such Debt from payment thereof or to protect such creditor from any loss, in whole or in part, regarding it, on the understanding that “Guarantee” does not include endorsements as proxy or deposits in the ordinary course of business and does not apply to an intercompany Debt guarantee between the Issuer and its Subsidiaries or between the Subsidiaries of the Issuer.

“Permitted Encumbrances” means:

(i)

Encumbrances arising from any tax or labor obligation or created by operation of law, provided that they have been challenged in good faith and with respect to which reserves or any other provision necessary under the IFRS have been created, if applicable;

(ii)

Encumbrances of lessors and carriers, warehousers, and mechanics incurred in the ordinary course of business for sums not yet due or whose payment is being challenged in good faith by appropriate procedures initiated in a timely manner and carried out with diligence and for which reserves or other appropriate provisions, if any, required by IFRS, and any other Encumbrance created by operation of law, have been constituted;

(iii)

Encumbrances incurred or deposits made in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other types of social security or (ii) other insurance maintained by the Issuer and its Subsidiaries;

(iv)

Encumbrances for judgments or court orders, unless the judgment it guarantees has not been, within 60 (sixty) days from the entry into force thereof, complied with, annulled or its execution suspended pending appeal, or has not been complied with or annulled within 60 (sixty) days from the expiration of said suspension;

(v)

Encumbrances on acquired Operating Assets (including, with respect to any acquisition of 51% (fifty-one percent) or more of the voting shares of a corporation, the shares or other interests in the share capital and/or assets of or in the acquired or acquiring company and/or any Subsidiary of the acquired or acquiring company), built, developed or improved by the Issuer or any of its Restricted Subsidiaries (independently or jointly with another person) after the Date of Issue of the Notes, or any assets reasonably considered to be incidental to the use or operation of the Operating Assets (including any real estate in which such Operating Assets are located), as long as, such Encumbrance is constituted or assumed (x) during the period in which such Operating Assets have been constructed, developed or improved, or (y) contemporaneously or within 360 (three hundred sixty) calendar days following the date of acquiring or completing their construction, development or improvement for the purpose of securing or obtaining payment of all or part of the purchase price or other consideration for such Operating Assets or other costs of such acquisition, construction, development or improvement (including incremental costs, interest during construction and financing and refinancing costs);

(vi)

Encumbrances on Operating Assets that exist before the Issuer or any of its Restricted Subsidiaries acquires them, provided that such Encumbrances have not been created exclusively as a result of such acquisition;

(vii)

Encumbrances on Operating Assets acquired from a person who merges with the Issuer or any of its Restricted Subsidiaries or any Encumbrance on Operating Assets of a person that exist before such person becomes a Restricted Subsidiary, in each case provided that such Encumbrances have not been created as a result of or before such acquisition;

(viii)

Encumbrances that guarantee Debt or a Guarantee of the Issuer or any of the Subsidiaries, as well as those to guarantee the fulfillment of bids, commercial contracts, leases, bonds and other obligations of a similar nature, in each case, that are executed in the ordinary course of business;

(ix)

Encumbrances granted by the Issuer or any of its Restricted Subsidiaries to secure Debt; provided that the maximum amount of such Debt secured by such Encumbrance does not exceed US$500,000,000.00 (five hundred million 00/100 dollars) (or its equivalent in any other currency) at any time;

(x)	Encumbrances created prior to the Date of Issue of the Notes and any renewal, extension or increase thereof;

(xi)

Encumbrances on accounts receivable or on the share capital of any Subsidiary other than a Restricted Subsidiary, in both cases, solely with respect to an operation or series of transactions entered into by the Issuer or any Restricted Subsidiary to sell, transmit, assign or transfer in any way any accounts receivable in order to obtain financing for the operations of the Issuer or its Restricted Subsidiary;

(xii)	Encumbrances granted pursuant to or in connection with any compensation or netting agreement entered into in the ordinary course of business;

(xiii)	Encumbrances constituted with the prior consent of the Common Representative, in accordance with the instructions of at least 51% (fifty-one percent) of the Holders;

(xiv)

Encumbrances guaranteeing Debt or obligations under coverage contracts, as well as any guarantee under these and any reimbursement obligations with respect to letters of credit that have not been repaid within 30 (thirty) days after their execution, provided that, the maximum amount of the Debt guaranteed by said Encumbrance does not exceed US$200,000,000.00 (two hundred million dollars 00/100) (or its equivalent in any other currency); and

(xv)

Encumbrances other than those mentioned above, which guarantee obligations of the Issuer or its Restricted Subsidiaries, which together guarantee obligations for an amount not greater than the highest of (i) 20% (twenty percent) of the Total Consolidated Assets, or (ii) USD 1,500,000,000.00 (one billion five hundred million dollars 00/100) (or its equivalent in any other currency).

(9) Mergers, asset sales. Not to merge or transfer or dispose of all or substantially all of the consolidated assets and assets of the Issuer and its Subsidiaries, unless the following conditions are met: (i) if the Issuer or any of the Guarantors is the merged company or the company that transmits or disposes of all or substantially all of the consolidated assets and assets of the Issuer and its Subsidiaries, that the surviving or acquiring company assumes the obligations of the Issuer or the Guarantor, as appropriate, under the Notes, (ii) once the corresponding operation takes effect, a Cause of Early Maturity does not occur under the Notes, and (iii) if the Issuer or any of the Guarantors is the merged company or the one that transmits or disposes of all or substantially all of the consolidated assets and assets of the Issuer and its Subsidiaries, the surviving or acquiring company delivers to the Common Representative a legal opinion that said merger or transfer complies with the provisions of subsection (i) above and a certificate signed by a responsible official indicating that said operation complies with the provisions of subsection (ii) above. For clarity, if the above conditions are met, the Issuer and the Guarantors may merge (as a merging company or merged company) or transfer or dispose of all or substantially all of the consolidated goods and assets of the Issuer and its Subsidiaries. The Issuer and the Guarantors shall not have to comply with such conditions if they enter into other types of transactions, including, without limitation, asset purchase or stock transactions or transactions for which the Issuer or the Guarantors sell or dispose of goods or assets that do not represent all or substantially all of the consolidated goods and assets of the Issuer and its Subsidiaries. The provisions of this section number (9) shall not apply when (a) the corresponding transfer or disposal of goods or assets is to the Issuer or between Guarantors, (b) the merger is between the Issuer and any Guarantor with the Issuer as a merger company or between Guarantors, or (c) the merger is between any Guarantor and a Restricted Subsidiary (as merger company) in which the Issuer, directly or indirectly, holds 99.5% (ninety-nine point five percent) or more of the shares or other stakes in the share capital.

(10) Tax Obligations. The Issuer and the Guarantors must comply with and be up to date in the payment of all taxes, contributions, government rights and charges that apply to them, determined, imposed or required, except for taxes, contributions, government rights and charges (regardless of the amount) whose constitutionality or determination is pending to be resolved for being the reason of a dispute with, or deferral requested before, the competent tax authority, provided that the Issuer or any of the Guarantors (a) has filed in good faith the means of defense established by applicable tax laws, (b) has established or maintains sufficient reserves, if required under applicable IFRS, in the event that the admissibility of the payment is declared by an enforceable judgment and (c) it has proceeded to guarantee the actual and potential tax liability in the terms required by the applicable tax provisions, given the case.

XII.	CAUSES OF EARLY MATURITY.

In the event that any of the following events occur (each one, a “Cause of Early Maturity”), the Notes may be considered to have matured in advance under the terms and conditions established below:

(1) Failure to Pay Interest on Time. If the Issuer fails to make the timely payment, when due, of any amount of interest under the Note, and such payment is not made within 15 (fifteen) Business Days following the date on which it should have been made.

(2) Breach of Obligations under the Note . If the Issuer or any Guarantor fails to comply with any of its obligations contained in the Note other than the obligation to pay principal and interest under the Notes, on the understanding that the Issuer shall be deemed to be in default of such obligations if such default is not remedied within 90 (ninety) calendar days following the date on which the Issuer received written notification from the Common Representative specifying the default on the obligation in question.

(3) Default of Obligations that do not arise from the Notes. If the Issuer (i) fails to comply with the principal payment when due (whether on the scheduled due date or otherwise), with respect to any Debt of the Issuer for money borrowed, equal to or greater than USD$100,000,000.00 (one hundred million Dollars 00/100) (or its equivalent in other currencies), or (ii) incurs in default or cause of early maturity (after its applicable grace period), and as a result of such breach or cause of early maturity such Debt is accelerated by whoever has the right to do so, through the corresponding statement, under any contract or instrument documenting or relating to Debt of the Issuer for money borrowed, equal to or greater than USD$100,000,000.00 (one hundred million Dollars 00/100) (or its equivalent in other currencies).

(4) Insolvency. If the Issuer is declared in bankruptcy or insolvency by a competent judicial authority by means of a resolution that does not admit any appeal, or if the Issuer admits in writing its inability to pay debts in general when due.

(5) Validity of Notes. If the Issuer rejects, claims or challenges, through a procedure initiated in accordance with applicable law, the validity or enforceability of the Notes.

(6) Cancellation of the registration of Notes in the RNV. That the CNBV cancels the registration of the Notes in the RNV as a result of the Issuer’s failure to comply with the provisions established in the applicable regulation.

(7) Judgments. If the Issuer ceases to pay amounts pursuant to one or more final judicial judgments, not subject to appeal or remedy whatsoever, issued against it for a total amount of USD 100,000,000.00 (one hundred million Dollars 00/100) (or its equivalent in any other currency), and such judgments are not paid, guaranteed or suspended within 60 (sixty) calendar days following the date on which they must be paid.

If any of the events mentioned in the above paragraphs (4), (5) and (6) occur, the Notes will automatically mature, without the need for prior notice of default, presentation, payment requirement, protest or notification of any nature, whether legal or extralegal, and the unpaid principal amount of the Notes, the ordinary interest accrued and unpaid in respect thereof and all other amounts due thereunder will become immediately payable.

Should the event mentioned in paragraph (1) above occur (and the applicable grace period having elapsed), all amounts payable by the Issuer under the Note may be declared mature in advance, provided that at least 1 (one) Holder provides written notice to the Common Representative indicating its intention to declare the Notes matured in advance, in which case the outstanding principal sum of the Notes, the ordinary interest accrued and unpaid with respect thereto and all other amounts due thereunder will become immediately payable. In the event that there is no request by any Holder whatsoever after 5 (five) Business Days after the date on which the Cause of Early Maturity mentioned in paragraph (1) above have elapsed, the Common Representative shall proceed to convene a Meeting of Holders in order to resolve it.

In the case that any of the events mentioned in points (2) (3) and (7) above occur (and the applicable grace periods have elapsed), all amounts payable by the Issuer pursuant to the Notes may be declared due in advance, provided that the meeting of Holders resolves to declare the Notes matured in advance and the Common Representative delivers a notice on the resolution of the meeting of Holders to the Issuer that declares the Notes matured in advance, in which case the Issuer shall become delinquent from the time it receives notice from the Common Representative, and the outstanding principal amount of the Notes, the accrued and unpaid interest thereon and all other amounts due thereunder, if any, shall become immediately enforceable. For the purpose of declaring the early maturity of the Notes, the attendance and voting quorums at the meeting of Holders shall be those indicated in paragraphs (h) and (g) of the “Meeting of Holders” section of this Note.

The Common Representative shall inform the BMV (through the SEDI or the means it determines), the CNBV through the STIV 2, and the Indeval in writing (or through the means it determines) as soon as it is aware of and has verified any Cause of Early Maturity. Likewise, once the Notes are declared mature in advance, the Common Representative will inform the CNBV and the BMV, through the means determined thereby, including STIV 2 and SEDI (or any other means determined by the CNBV and the BMV, respectively). Likewise, the Common Representative must immediately inform Indeval in writing (or by the means it determines), that the Notes have been declared mature in advance, for which it will provide Indeval with the information requested for this purpose and that the Common Representative has at its disposal.

For clarity, failure to deliver the Notice of Compliance shall not constitute a Cause of Early Maturity.

XIII.	USE OF PROCEEDS.

The Issuer will use the resources it obtained from the Issuance for general corporate purposes, including, with respect to one or more of the following contracts or obligations (the “Debt Instruments”), at the Issuer’s option, to repay all or part of the outstanding balance, or to redeem or repurchase said Debt Instruments, as applicable:

(i)

The 2023 Credit Agreement, as amended, which consists of a simple USD$1,000,000,000.00 (one billion Dollars 00/100) 5 (five)-year credit line, with a Secured Over Night Rate (“SOFR”) + 100 (one hundred) basis points and a committed revolving USD$2,000,0000,000.00 (two billion Dollars 00/100) 5(five)-year credit line, with a SOFR + 100 (one hundred) basis points, maturing in October 2028, which is currently guaranteed by Cemex Operaciones Mexico, S.A. de C.V., Cemex Concretos, S.A. de C.V., Cemex Innovation Holding, Ltd., and Cemex Corp.;

(ii)

The 2024 Credit Agreement, as amended, which consists of a simple credit line of €450,000,000.00 (four hundred and fifty million Euros 00/100) (for an amount equivalent to US$523,000,000.00 (five hundred and twenty-three million Dollars 00/100) at an exchange rate of USD$1.16 (one Dollar 16/100) per Euro) for 5 (five) years, with an interest rate of Euro Interbank Offered Rate (“EURIBOR”) + 140 (one hundred and forty) basis points and a committed revolving credit line of €300,000,000.00 (three hundred million Euros 00/100) (for an amount equivalent to USD$349,000,000.00 (three hundred forty-nine million Dollars 00/100) at an exchange rate of USD$1.16 (one dollar 16/100) per euro) for 4 (four) years, with an interest rate of EURIBOR + 140 (one hundred and forty) basis points, maturing in October 2029, which is currently guaranteed by Cemex Operaciones México, S.A. de C.V., Cemex Concretos, S.A. de C.V., Cemex Innovation Holding, Ltd., and Cemex Corp.; and/or

(iii)	The Notes.

“Notes” means any of the following outstanding notes of the Issuer exempt from registration in Mexico with the National Securities Registry and in the United States of America pursuant to Rule 144A and Regulation S under the United States Securities Act of 1933:

i.

Notes with denominated in Euros at 3.125% (three point one hundred twenty-five percent), issued on March 19, 2019, for an outstanding amount of EUR €400,000,000.00 (four hundred million Euros 00/100), maturing in 2026, which are currently guaranteed by Cemex Operaciones Mexico, S.A. de C.V., Cemex Concretos, S.A. de C.V., Cemex Innovation Holding, Ltd., and Cemex Corp.;

ii.

Notes denominated in Dollars at 5.450% (five point four hundred fifty percent), issued on November 19, 2019, for an outstanding amount of USD$753,000,000.00 (seven hundred fifty-three million Dollars 00/100), maturing in 2029, which are currently guaranteed by Cemex Operaciones Mexico, S.A. de C.V., Cemex Concretos, S.A. de C.V., Cemex Innovation Holding, Ltd., and Cemex Corp.;

iii.

Notes denominated in Dollars at 5.200% (five point two hundred percent), issued on September 17, 2020, for an outstanding amount of USD$717,000,000.00 (seven hundred seventeen million Dollars 00/100), maturing in 2030, which are currently guaranteed by Cemex Operaciones Mexico, S.A. de C.V., Cemex Concretos, S.A. de C.V., Cemex Innovation Holding, Ltd., and Cemex Corp.; and

iv.

Notes denominated in Dollars at 3.875% (three point eight hundred seventy-five percent), issued on January 12, 2021, for an outstanding amount of USD$1,108,000,000.00 (one billion one hundred eight million Dollars 00/100), maturing in 2031, which are currently guaranteed by Cemex Operaciones Mexico, S.A. de C.V., Cemex Concretos, S.A. de C.V., Cemex Innovation Holding, Ltd., and Cemex Corp.

The difference between the net proceeds and the amount of the Issue represents the expenses and fees paid by the Issuer in connection with the Issue of the Notes.

XIV.	ADDRESS OF ISSUER.

The Issuer’s registered office is Monterrey, Nuevo León.

The Issuer’s mailing address for purposes of this Note is Avenida Ricardo Margain Zozaya #325, Col. Valle Campestre, San Pedro Garza García, N.L., C.P. 66265.

XV.	RIGHTS THAT NOTES CONFER ON HOLDERS.

Each Note shall represent for its holder the right to collect the principal and ordinary interest and, where appropriate, the default interest, as applicable, owed by the Issuer, under the terms described in this security and the Supplement, from the Date of Issue to the date of the full refund of its Nominal Value or Adjusted Nominal Value, as the case may be.

XVI.	CUSTODIAN.

This note that covers the Notes will be deposit with Indeval in accordance with the provisions of Article 64 of the LMV.

XVII.	GUARANTY.

The Notes shall be unsecured and shall not have a specific guarantee, but they will at all times be endorsed by the Guarantors; on the understanding that at any time during the term of the Notes and without the consent of the meeting of Holders or the Common Representative being required, the Issuer shall have the right to release any Guarantor from their obligations in such capacity under the Notes, as well as the right (but not the obligation) to replace any Guarantor or include new guarantors, provided that after such release, addition or replacement takes effect, the Minimum Endorsement is met, based on a certification from the secretary of the Issuer’s Board of Directors.

The Issuer (i) within 5 (five) Business Days following the date on which any of the changes described in the preceding paragraph occur, will publish a notice via SEDI or any means that replaces it, describing the changes in Guarantors made in accordance with this Security, and (a) will submit the certification of the secretary of the Board of Directors of the Issuer referred to in the preceding paragraph, and (b) will obtain a legal opinion issued by an independent attorney (accrediting it with the letter referred to in Article 87 of the Provisions) that refers to the validity and enforceability of the Notes against persons who are constituted as Guarantors after such release, addition or replacement, as well as the powers of those who will subscribe the new security in their name and on their behalf (whose certification and legal opinion will be delivered to the CNBV (with a copy to the Common Representative) as part of the process of updating the registration of the Notes in the RNV), and (ii) once such notice is published, the redemption of the security shall be made by depositing the new security in Indeval as soon as possible and upon delivery of the Security then deposited, with the new security having to correctly reflect the Subsidiaries of the Issuer that will be Guarantors under the Notes from that moment on.

No change in the Guarantors shall constitute novation of the obligations contained in this Note.

XVIII. TAX REGIME.

The applicable withholding rate with respect to interest paid under the Notes is subject: (i) for individuals or legal entities residing in Mexico for tax purposes, to the provisions of Articles 54, 55, 135, and other applicable laws of the current Income Tax Law; and (ii) for individuals and legal entities resident abroad for tax purposes, to the provisions of Articles 153, 166, and other applicable laws of the current Income Tax Law, in the treaties to avoid double taxation that Mexico has in force, as applicable, and other applicable tax provisions, as amended at any time and provided that the requirements set forth by such provisions are met. Potential acquirers of the Notes should consult with their advisers about the tax consequences resulting from their investment in the Notes, including the application of specific rules regarding their particular situation. The current tax regime may be amended throughout the term of the Issue. The tax regime of the Issuance or investment in the Notes has not been validated or verified by the corresponding tax authorities. The Issuer assumes no obligation to report changes in applicable tax provisions throughout the term of the Issue, or to make gross or additional payments to cover any new taxes.

XIX.	COMMON REPRESENTATIVE .

The Holders of the Notes designate as common representative, under the terms of Articles 64 section XIII, 68 and 69 of the LMV, Banco Multiva, S.A., Institución de Banca Múltiple, Grupo Financiero Multiva who accepts the appointment and undertakes its faithful performance.

The Common Representative shall have the rights and obligations and carry out all acts necessary to safeguard the rights of the Holders, in accordance with (i) this Note, (ii) Articles 68, 69 et al. applicable to the LMV relating to the common representation, and where applicable, (iii) the LGTOC, particularly with respect to the obligations and powers of the common representative, as well as its designation, revocation or waiver, and (iv) Articles 65, 68 et al. applicable to the Sole Circular.

The Common Representative shall have the obligation to ensure the interests of the Holders, for which it shall review, through the information provided to it for such purposes, the compliance by the Issuer and the Guarantors in due time and form , with their obligations related to the this Issuance and payment of the Notes contained in this Note (except for the accounting, tax, labor and administrative obligations that are not directly related to payment of the Notes).

The Common Representative shall act in accordance with the instructions of the Meeting of Holders (for the purposes of clarity, the Common Representative does not represent the Holders individually, but jointly).

The Common Representative shall at all times have the right to request from the Issuer and, if applicable, from the Guarantors, the information and documentation that is necessary to verify compliance with the obligations established in this security, as well as conduct visits or reviews; the Issuer and the Guarantors, shall have the obligation to deliver such information and documentation and to have its external auditors, legal advisers or third parties provide the Common Representative with the information and documentation within the time frames reasonably requested by the Common Representative for the performance of its duties, in the understanding that the Common Representative may make such information known to the Holders. The Common Representative may at any time conduct visits or reviews of the Issuer once a year and whenever it deems it necessary, provided that it is (i) on business days and during business hours, (ii) does not interfere with the Issuer’s operations, and (iii) has given the Issuer 15 (fifteen) days’ advance written notice, except in the case of justified urgent cases in which case it will be required to give one-day advance written notice.

The Common Representative shall have the obligation to immediately request the Issuer to make known to the public, through a relevant event, any breach of the obligations established in this security, in the understanding that in the event that the Issuer fails to disclose the relevant event in question within 2 (two) Business Days following the notice from the Common Representative, the latter will have the obligation to publish such relevant event immediately.

In order to be able to comply with all of the above and that detailed below, the Common Representative may request to the general meeting of Holders, or have it contract, in case of breach, at the expense of the Issuer, any third-party specializing in the matter in question, that it considers necessary or appropriate to aid in compliance with its review obligations referred to in the preceding paragraphs or established in applicable legislation, subject to the responsibilities established by the meeting itself and, as a result, the Common Representative may rely, act and/or abstain from acting based on the determinations made by such specialists, as determined by the meeting of Holders. In the event that the Meeting of Holders does not approve such a contract, it may not be carried out. In the latter case, the Common Representative shall only be liable for the activities that are directly attributable to it under the terms of applicable legal provisions, in the understanding that if the meeting of Holders authorizes the contracting but does not provide sufficient resources to the Common Representative for such purposes, the provisions of Article 281 of the Commercial Code will be followed as well as the provisions of Article 2577 of the Civil Code for the Federal District and its correlatives in relation to its capacity as agent in terms of Article 217 of the LGTOC, in the understanding, also, that the Common Representative shall not be obliged to anticipate the amounts necessary for contracting third-party specialists and shall not be liable under any circumstance for the delay in their contracting and/or for lack of resources to carry out said contracting and/or because they are not provided to them by either the Issuer or, if it does not comply with that obligation, the Holders.

The Common Representative shall only act or cease to act based on information received, without being obligated to verify its authenticity, integrity or accuracy. The Common Representative shall not be liable in cases involving malpractice, negligence, bad faith or illegal action (including fraud) by the Issuer.

The Common Representative shall have the powers and obligations indicated by the LMV, the LGTOC and other applicable ones, as well as those attributed to it by way of example and not limitation in this Note. For all matters not expressly provided for in this Note or in the LGTOC, the Common Representative shall act in accordance with the instructions of the meeting of Holders.

The Common Representative shall have, among others, the following obligations and powers:

(i)	Sign this representative note of the Notes;

(ii)	Power to monitor compliance with the use of the resources obtained from the Issuance and placement of the Notes in accordance with the provisions of this Note;

(iii)

Convene and preside over the meetings of Holders when required by law, when deemed necessary or appropriate, or at the request of the Holders representing, individually or jointly, 10% (ten percent) or more of the circulating Notes or at the request of the Issuer;

(iv)	Sign, on behalf of the Holders and after approval of the Meeting of Holders, when applicable, the documents or agreements that must be signed or entered into with the Issuer.

(v)

Exercise the acts that are necessary for the purpose of safeguarding the rights of the Holders, including without limitation, the power to request the meeting to hire an auditor, when in its opinion it is necessary;

(vi)

Calculate and publish the Annual Gross Interest Rate applicable to the Notes in each Interest Period, as well as the amount of interest payable on each of the Interest Payment Dates or, if applicable, of principal on the Maturity Date;

(vii)	Act before the Issuer or before any competent authority as intermediary with respect to the Holders of the Notes;

(viii)	Monitor compliance with the obligations of the Issuer under the terms of this Note;

(ix)

Publish, through the means determined for this purpose, any information to the large investing public regarding the status of the Issuance, in the understanding that any information that is confidential must always be identified as such, since the Common Representative may disclose to the investing public any information that has been made known to it and that has not been identified as confidential;

(x)	Request from the parties all the necessary information in the exercise of their powers and for the fulfillment of their obligations;

(xi)	Inform the CNBV, the BMV and the Indeval, through the means they determine, as soon as they become aware of a Cause of Early Maturity and when the Notes are declared matured in advance.

(xii)

At the instructions of the general Meeting of Holders or, if so deemed appropriate, the Common Representative requests it from the Meeting of Holders, contract third parties for the fulfillment of their review and supervision obligations established in this Note; and

(xiii)

In general, exercise all functions and powers, as well as comply with all the obligations under its responsibility in terms of this Note, the LMV, the LGTOC, the Sole Circular, and healthy trading uses and practices.

Any and all acts carried out by the Common Representative on behalf of the Holders, in terms of this Note or applicable law, shall be mandatory and shall be deemed accepted by the Holders.

The Common Representative shall be responsible for the performance of its duties when requested by the Meeting of Holders or at the time of completing its assignment.

The Common Representative may be removed or replaced by agreement of the Meeting of Holders, with the understanding that such removal will only take effect from the date on which the substitute common representative has been appointed, accepted the position and has taken possession thereof. The appointment of a new common representative may only be from a brokerage or credit institution.

The Common Representative shall terminate its duties on the date that all amounts owed to the Holders pursuant to the Notes have been paid in full.

The Common Representative shall not at any time be obliged to pay any type of expense or amount whatsoever charged to its assets to carry out all the acts of authority and obligations that correspond to it by virtue of its assignment.

XX.	MEETING OF HOLDERS.

(a) The meetings of Holders shall represent all of them and shall be governed, at all times, by the provisions of this Note, the LMV (Ley del Mercado de Valores Stock Market Act), and by the LGTOC (Ley General de Títulos y Operaciones de Crédito General Law on Credit Instruments and Operations) for unforeseen or inappropriate cases, its resolutions being valid with respect to all Holders, even with respect to those absent and dissenting. Accordingly, any act of the Issuer which, in terms of this Note, is subject to the approval of the Holders shall be submitted to the relevant general Meeting of Holders.

(b) The Meeting of Holders shall meet whenever convened by the Common Representative, when required by law, or at the request of the Holders representing, individually or jointly, at least 10% (ten percent) or more of the outstanding Notes or at the request of the Issuer specifying in their request the items to be discussed at the meeting. The Common Representative must issue the call for the meeting within 15 (fifteen) calendar days from the date on which it receives the request. If the Common Representative breaches this obligation, the judge of first instance of the domicile of the Issuer, at the request of the Issuer or the requesting Holders, must issue the call for the meeting.

(c) The call for meetings of Holders shall be published at least once in any newspaper with wide circulation at the national level, at least ten (10) calendar days prior to the date on which the meeting must be held. The call will indicate the items that must be addressed at the meeting, and may not deal with items that are not foreseen on the agenda, unless 100% (one hundred percent) of the outstanding Notes is represented, taking into account that each Holder will be entitled to one vote for each Note it accredits.

(d) To attend the Meetings of Holders, the Holders must deliver to the Common Representative the deposit certificates issued for this purpose by Indeval, as well as the list of owners who, if applicable, issues the corresponding financial entity in which the number of Notes of which the Holder in question is the holder is indicated, at the place designated in the call to the Meeting of Holders, at least the Business Day prior to the date on which the Meeting of Holders is to be held. The Holders may be represented at the meeting by proxy (with sufficient powers or a signed power of attorney letter before two witnesses).

(e) The meetings of Holders shall be held at the address of the Common Representative and in the absence or impossibility of this, at the address indicated in the corresponding call to order of the registered office of the Issuer.

(f) For a Meeting of Holders to be considered legally installed by virtue of the first call to meet to discuss matters other than those indicated in subsection (g) below, at least, half plus one of the outstanding Notes should be represented, and their decisions shall be valid when approved by the Holders representing the majority of those present at the meeting, taking into account that each Holder shall be entitled to one vote for each outstanding Note it accredits.

(g) If the Meeting of Holders meets by virtue of a second or subsequent call to discuss matters other than those indicated in subsection (h) below, there will be a quorum for its installation with any number of Notes represented therein and its decisions will be valid if they are made by the majority of the Holders present at the Meeting taking into account that each Holder will be entitled to one vote for each outstanding Note it accredits.

(h) At least 75% (seventy-five percent) of the outstanding Notes must be represented at the meeting of Holders, by virtue of the first call, and the decisions must be approved by at least half plus one of the votes at said meeting, taking into account that each Holder will be entitled to one vote for each accredited outstanding Note, in the following cases:

(i)	when it comes to appointing or revoking the appointment of the Common Representative or appointing any other common representative to replace it;

(ii)	to exempt the Issuer or the Guarantors from compliance with any Obligation To Do and/or Not To Do in terms of this security;

(iii)	when it comes to granting extensions or delays to the Issuer with respect to the payments of principal and/or interest under this Note; or

(iv)	when it comes to declaring the early maturity of the Notes in accordance with the provisions of the penultimate paragraph of the section “Causes of Early Maturity” contained above.

When it comes to making any amendment to the terms or conditions of the Notes, unless the amendment in question is to (i) correct any omission or defect in the wording of this security, (ii) correct or add to any provision of this security that is inconsistent with the remainder thereof, (iii) satisfy any requirements, condition or guidelines contained in an order, judgment or applicable statutory provision or (iv) where such amendment does not materially alter the terms of this security, nor causes harm to the rights of the Holders, in the judgment of the Common Representative; cases in which the consent of the Holders will not be required. In the event that such amendments impact the note, the Common Representative shall carry out the procedures and comply with the requirements necessary to redeem the note before the Indeval, informing Indeval in writing or by the means determined by Indeval, at least 6 (six) Business Days in advance of the date of the aforementioned redemption, and notice shall indicate (i) the date on which the relevant redemption will take place, and (ii) any and all amendments made to the note, with the clarification that they do not affect, modify or limit the rights of the Holders. The Holders, by merely acquiring one or more Notes, accept and authorize the Issuer and the Common Representative to carry out, without holding a meeting, the amendments referred to in this section.

(i) If the meeting of Holders meets by virtue of a second or subsequent call to deal with any of the matters indicated in subsections (h) (i), (ii) and (iii) above, half plus one of the outstanding Notes shall be required to be present or represented and their decisions shall be valid if made by the majority of the Holders present at the meeting, based on the Nominal Value of the Notes, except in the case of any of the matters referred to in subsection (h) (iv) above, in which case it will be required that at least 75% (seventy-five percent) of the outstanding Notes be represented in the meeting of Holders and the decisions be approved by at least the majority vote of the Holders present, based on the Nominal Value of the Notes.

(j) In no case may Holders be represented at the meeting who, individually or jointly, hold notes that have not been put into circulation, or that the Issuer, or any person related to the Issuer, has acquired in the market. In such a case, such Notes shall not be considered for the quorum to convene and vote at the general meetings of Holders provided for in this corresponding note.

(k) The minutes signed by those who have served as president and secretary shall be drawn up at each meeting. The attendance list will be added to the minutes, signed by the attendees and by the returning officers. The minutes and other data and documents that refer to the action of the meetings of Holders or the Common Representative shall be kept by the latter and may, at all times, be consulted by the Holders, who shall have the right to have, at the expense of the applicant, the Common Representative issue certified copies of said documents to them.

(l) For the purposes of calculating the quorum of attendance at the Meetings of Holders, the number of outstanding Notes shall be taken as a basis.

(m) The meetings of Holders shall be chaired by the Common Representative and in the meetings, the Holders shall be entitled to as many votes as correspond to them by virtue of the Notes they hold, one vote for each outstanding Note.

(n) The resolutions made outside of the meeting unanimously by the Holders representing all the Notes entitled to vote shall have, for all legal purposes, the same validity as if they had been adopted at the meeting, provided that they are confirmed in writing.

(o) Once the meeting is declared to be installed, the Holders may not prevent its holding by leaving. Holders who withdraw or who do not attend the resumption of a Meeting of Holders that has been adjourned in the terms indicated above shall be deemed have refrained from casting their vote on the matter(s) in question. The foregoing shall be without prejudice to the provisions of Articles 220, last paragraph and 223, section I, of the LGTOC.

(p) Any and all acts carried out by the Common Representative in the name or on behalf of the Holders, under the terms of this Note or applicable legislation, shall be binding and shall be considered accepted by the Holders, including those absent and dissenting.

None of the above provisions shall limit or affect the rights that, where appropriate, the holders have in accordance with Article 220, last paragraph and Article 223 of the LGTOC.

XXI.	APPLICABLE LAW AND JURISDICTION.

This note shall be governed by and construed in accordance with the laws of Mexico. The Issuer, the Guarantors, the Common Representative and, by virtue of the acquisition of Notes, the Holders, submit to the jurisdiction of the federal courts in Mexico City for any dispute related to the Notes and/or Holders’ assembly, waiving any other jurisdiction that may correspond to them by reason of domicile, present or future, or for any reason.

This note consists of 28 (twenty-eight) pages and is signed by the Issuer, the Guarantors and, for the purposes of recording their acceptance of their assignment and their functions, the Common Representative, in San Pedro Garza García, Nuevo León, on February 19, 2026.

The Issuer

Cemex, S.A.B. de C.V.

/s/ Fernando Reiter Landa
By: Fernando José Reiter Landa
Position: Proxy

The Guarantors

Cemex Concretos, S.A. de C.V.	Cemex Corp.

/s/ Fernando Reiter Landa	/s/ Fernando Reiter Landa
By: Fernando José Reiter Landa	By: Fernando José Reiter Landa
Position: Proxy	Position: Proxy

Cemex Operaciones México, S.A. de C.V.	Cemex Innovation Holding Ltd.

/s/ Fernando Reiter Landa	/s/ Fernando Reiter Landa
By: Fernando José Reiter Landa	By: Fernando José Reiter Landa
Position: Proxy	Position: Proxy

Common Representative of the Holders

Banco Multiva, S.A., Institución de Banca Múltiple, Grupo Financiero Multiva

/s/ Mónica Jiménez Labora Sarabia	/s/ Alfredo Basurto Dorantes
By: Mónica Jiménez Labora Sarabia	By: Alfredo Basurto Dorantes
Position: Attorney-in-Fact of Common	Position: Attorney-in-Fact of Common
Representation	Representation